UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2008

Astec Industries, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road
Chattanooga, Tennessee 37421
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (423) 899-5898

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On August 5, 2008, Astec Industries, Inc., a Tennessee corporation (“Astec”), and the shareholders (the “Sellers”) of Dillman Equipment, Inc., a Wisconsin corporation (“Dillman”), entered into a definitive agreement (the “Agreement”) which provides for Astec’s acquisition of all of the outstanding capital stock of Dillman.   The purchase is expected to close on or about October 1, 2008.

In  connection  with  this transaction, Astec entered into a separate agreement  with  two  of  the  Dillman  shareholders to purchase all of the outstanding  capital  stock  of  Double  L  Investments,  Inc., a Wisconsin corporation  which  owns  the real estate and improvements used by Dillman.  In  addition, the terms of an employment contract with Brian Dillman were agreed upon.

The agreements stipulate a combined purchase price of $21,300,000 to be paid to the Sellers.  Astec has deposited $8,000,000 into escrow coincident with the signing of the Agreement.  The transactions will be funded from available cash on hand.

Dillman’s revenues for the most recent two fiscal years (ending on September 30, 2008) are expected to average approximately $37,000,000 per year.

Consummation of the transaction is subject to customary conditions, including (i) the receipt of any authorizations, consents, registrations or similar approvals required under any applicable law, and (ii) absence of any law, order or injunction prohibiting the transaction. Moreover, each party’s obligation to consummate the transaction is subject to certain other conditions, including but not limited to (i) the accuracy of the representations and warranties of the other party, (ii) compliance of the other party with its covenants contained in the Agreement, (iii) Dillman having obtained the consents required by the Agreement, and (iv) the execution by each party of certain ancillary agreements. The Agreement also contains customary provisions concerning termination, indemnifications and remedies.  In addition, the Agreement contains representations and warranties Astec, Dillman, and the Sellers made to each other as of the date of the Agreement or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for the purposes of the contract among Astec, Dillman, and the Sellers and are subject to important qualifications and limitations agreed to by those parties in connection with negotiating the Agreement. Accordingly, investors should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules, are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among Astec, Dillman, and the Sellers rather than establishing matters as facts.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

99.1  Press Release, dated August 5, 2008.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2008	ASTEC INDUSTRIES, INC.
By:/s/ F. McKamy Hall F. McKamy Hall Vice President and Chief Financial Officer (Principal Financial Officer)